UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2018

Travelport Worldwide Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-36640	98-0505105
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Axis One, Axis Park

Langley, Berkshire, SL3 8AG, United Kingdom

(Address of principal executive offices, including Zip Code)

+44-1753-288-000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Indenture

On March 16, 2018 (the “Closing Date”), Travelport Corporate Finance PLC, a public limited company incorporated under the laws of England and Wales (the “Issuer”) and a subsidiary of Travelport Worldwide Limited (the “Company”), entered into an indenture (the “Indenture”), by and among the Issuer, the guarantors party thereto (the “Guarantors”) and U.S. Bank, National Association, as trustee and as collateral agent, in connection with the issuance and sale by the Issuer to Citigroup Global Markets Limited and Goldman Sachs International and certain other initial purchasers of $745 million aggregate principal amount of 6.00% Senior Secured Notes due 2026 (the “Notes”). The Company expects to use the proceeds from the offering of the Notes, together with borrowings under the Credit Facilities (as defined below) and cash on hand, to permanently repay borrowings under the 2014 Credit Agreement (as defined below) in full and pay related transaction fees and expenses.

Interest; Ranking; Guarantees; Security

The Notes will mature on March 15, 2026, and bear interest at a rate of 6.00% per annum, payable semi-annually in cash in arrears on March 15 and September 15 of each year, beginning on September 15, 2018. The Notes are senior secured obligations and rank pari passu in right of payment with the Issuer’s and the Guarantors’ existing and future senior indebtedness and will be senior in right of payment to all existing and future subordinated indebtedness. The Notes will be effectively senior to all of the Issuer’s and Guarantors’ junior lien and unsecured obligations to the extent of the value of the assets securing the Notes and structurally subordinated to any existing and future indebtedness and other liabilities, including preferred stock, of the Issuer’s and the Guarantors’ existing and future subsidiaries that do not guarantee the Notes.

The Notes are guaranteed fully and unconditionally on a senior secured basis by Travelport Limited, a Bermuda company, which is an indirect wholly-owned subsidiary of the Company and the Issuer’s immediate parent entity (the “Parent Guarantor”), and certain of its existing and future wholly-owned subsidiaries that also guarantee the Credit Facilities.

The Notes and related guarantees are secured on a first-priority basis by security interests in all of the Issuer’s and the Guarantors’ assets that also secure the Credit Facilities on a first-priority basis, subject to the intercreditor agreement between the collateral agent for the Notes and the collateral agent for the lenders under the Credit Facilities.

Optional Redemption

The Issuer may redeem some or all of the Notes at any time prior to March 15, 2021 at a price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. The Issuer may redeem some or all of the Notes at any time on or after March 15, 2021 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to March 15, 2021, up to 40% of the original aggregate principal amount of the Notes may be redeemed with the net proceeds of certain equity offerings, at the redemption price specified in the Indenture, plus accrued and unpaid interest, if any, to the redemption date.

Covenants and Events of Default

The terms of the Indenture, among other things, limit the ability of the Parent Guarantor and its restricted subsidiaries to (i) incur additional indebtedness or guarantee indebtedness; (ii) create liens or use assets as security in other transactions; (iii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iv) make investments; (v) merge, amalgamate or consolidate, or sell, transfer, lease or dispose of substantially all of the Issuer’s or any Guarantor’s assets; (vi) enter into transactions with affiliates; (vii) sell or transfer certain assets; and (viii) agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Issuer and their restricted subsidiaries. In addition, in certain circumstances, if the Issuer or the Guarantors sell assets or the Parent Guarantor experiences certain changes of control, the Issuer must offer to purchase the Notes. These covenants are subject to a number of important conditions, qualifications, exceptions and limitations that are described in the Indenture.

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The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include payment defaults, a failure to pay certain judgments and certain events of bankruptcy and insolvency. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the Indenture.

The foregoing summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture, filed as Exhibit 4.1 hereto, and the form of Notes, filed as Exhibit 4.2 hereto, each of which is incorporated herein by reference.

New Credit Agreement

On the Closing Date, the Parent Guarantor, Travelport Finance (Luxembourg) S.à r.l., its wholly-owned subsidiary (the “Borrower”) and certain of the Parent Guarantor’s other subsidiaries organized in the United States and certain other jurisdictions acting as Guarantors, entered into a senior secured credit agreement (the “Credit Agreement”) with Goldman Sachs Bank USA (“GS”), as Administrative Agent, Collateral Agent and L/C Issuer, and each lender from time to time party thereto (the “Lenders”). Under the Credit Agreement, the Lenders agreed to extend credit to the Borrower in the form of (A) initial secured term loans in an aggregate principal amount equal to $1,400,000,000 (the “Term Loans”) and (B) a revolving credit facility in an aggregate principal amount equal to $150,000,000 (the “Revolving Credit Facility,” and together with the Term Loans, the “Credit Facilities”). The Revolving Credit Facility also contains a letter of credit sub-facility. The Credit Agreement also includes customary uncommitted incremental facility provisions (subject to customary closing conditions). The Revolving Credit Facility will mature on September 2, 2022. The Term Loans will mature on the date that is seven years from the Closing Date.

On the Closing Date, the full amount of the Term Loans was drawn, but the Borrower did not borrow under the Revolving Credit Facility (other than the deemed issuance of certain existing letters of credit). The proceeds of the Term Loans, together with the proceeds from the offering of the Notes and cash on hand were used to (i) permanently repay the indebtedness outstanding under the credit agreement, dated as of September 2, 2014 (the “2014 Credit Agreement”), in full and (ii) pay related transaction fees and expenses.

The principal amount of the Term Loans amortizes in quarterly installments, commencing August 31, 2018, equal to 0.25% of the original principal amount of the Term Loans, with the balance payable at maturity. The interest rate per annum applicable to the Credit Facilities will be based on a fluctuating rate of interest, at the election of the Borrower, equal in the case of Eurocurrency Rate loans, (i) the Eurocurrency Rate, plus the applicable rate or, in the case of base rate loans, (ii) the sum of an applicable rate and the greatest of (A) the federal funds effective rate plus 0.5%, (B) the rate as publicly announced from time to time by GS as its “prime rate” and (C) one-month Eurocurrency Rate plus 1.00%.

The Term Loans have applicable rates equal to 1.50% per annum, in the case of base rate loans, and 2.50% per annum, in the case of Eurocurrency Rate loans. Borrowings under the Revolving Credit Facility have applicable rates equal to 1.25% per annum, in the case of base rate loans, and 2.25% per annum, in the case of Eurocurrency Rate loans subject to certain adjustments set forth in the Credit Facilities. The “floor” for all Eurocurrency Rate loans is 0.00%.

The Credit Facilities contain customary financial and other covenants, including: limitations on the ability of the Parent Guarantor and its restricted subsidiaries to incur debt or liens or make certain investments and acquisitions and restricted payments, solely in the case of the Revolving Credit Facility, a requirement to maintain a first lien leverage ratio (which is in effect only when usage of the Revolving Credit Facility exceeds an agreed threshold), limitations on transactions with affiliates and certain restrictions on the sale of assets. A violation of these covenants could result in the Parent Guarantor and its restricted subsidiaries being prohibited from making certain restricted payments, including dividends, or cause a default under the Credit Facilities, which would permit the participating lenders to restrict the Parent Guarantor’s and its restricted subsidiaries’ ability to access the Revolving Credit Facility and require the immediate repayment of any outstanding advances made under the Credit Facilities.

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The obligations under the Credit Facilities are guaranteed on a senior secured basis by the Parent Guarantor and each of the Guarantors. The Credit Facilities are secured by certain collateral, subject to certain exceptions and limitations, including: (i) first priority security interests in substantially all tangible and intangible personal property of the Borrower and each of the Guarantors organized in the United States and (ii) a perfected first priority pledge of (A) the equity interests and intercompany indebtedness of the Parent Guarantor, the Borrower and each Guarantor and (B) all equity interests and intercompany indebtedness of certain other subsidiaries directly owned by the Parent Guarantor, the Borrower or any Guarantor, subject to certain exceptions and limitations.

Certain of the agents and lenders party to the Credit Agreement, and their respective affiliates (including the Initial Purchasers), have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and reimbursement of expenses.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Credit Agreement, filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

The Credit Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms. The Credit Agreement contains representations and warranties that the parties thereto made to the other parties thereto as of specific dates. The assertions embodied in the representations and warranties in the Credit Agreement were made solely for purposes of the contract among the respective parties, and each may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Item 1.02 Termination of Material Definitive Agreement

On the Closing Date and upon the repayment in full of the obligations under the 2014 Credit Agreement, such 2014 Credit Agreement and all other loan documents executed in connection therewith automatically terminated, the lenders’ and other secured parties’ rights and interest in and to all of the collateral under the 2014 Credit Agreement and the related loan documents were released and terminated (excluding security interest in cash collateral securing certain letters of credit obligations that are deemed to be issued under the First Lien Credit Facilities) and all of the obligations under such agreements were released and discharged, except for those provisions which expressly survive termination or repayment of the loans and other obligations thereunder.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of March 16, 2018, by and among Travelport Corporate Finance PLC, as issuer, the guarantors from time to time party thereto and U.S. Bank, National Association, as trustee and as collateral agent.

4.2	Form of 6.00% Senior Secured Notes due 2026 (included in Exhibit 4.1 hereto).

10.1	Credit Agreement, dated March 16, 2018, among Travelport Limited, Travelport Finance (Luxembourg) S.àr.l., the guarantors from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent and an L/C issuer, and each lender from time to time party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT WORLDWIDE LIMITED

	By:	/s/ Rochelle J. Boas
Date: March 16, 2018		Name: Rochelle J. Boas
Title: Senior Vice President and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated as of March 16, 2018, by and among Travelport Corporate Finance PLC, as issuer, the guarantors from time to time party thereto and U.S. Bank, National Association, as trustee and as collateral agent.

4.2	Form of 6.00% Senior Secured Notes due 2026 (included in Exhibit 4.1 hereto).

10.1	Credit Agreement, dated March 16, 2018, among Travelport Limited, Travelport Finance (Luxembourg) S.àr.l., the guarantors from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent and an L/C issuer, and each lender from time to time party thereto.

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